EX99.23(m)(ii)

APPENDIX A

SHAREHOLDER SERVICING FEES

Portfolios	Maximum Annual Shareholder Servicing Fee*
Fixed Income Fund	0.15%
Global Small Cap Fund	0.15%
International Fund	0.15%
Large Cap Equity Fund	0.15%
Mid Cap Equity Fund	0.15%
Municipal Bond Fund	0.15%
Real Return Fund	0.15%
Global Opportunities Fund	0.15%

*	Annual fees payable to BTNA are expressed as a percentage of the average daily net asset value of the shares of the particular Portfolio beneficially owned by or attributable to clients of BTNA and any Shareholder Sub-Servicing Agents.

Amended November 12, 2007

SCHEDULE A

THIS SCHEDULE A, amended as of November 12, 2007, is Schedule A to that certain Shareholder Servicing Agreement dated as of March 1, 2007, between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A.

Old Westbury Funds, Inc. Portfolios

Large Cap Equity Fund

Mid Cap Equity Fund

International Fund

Fixed Income Fund

Municipal Bond Fund

Global Small Cap Fund

Real Return Fund

Global Opportunities Fund

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern
Marc D. Stern
President

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald
John G. MacDonald
Managing Director and Chief Financial Officer